EXHIBIT 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 Ms. Meagan L. Green Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Third Quarter 2006 Operating Results

GLEN ALLEN, VA. (November 3, 2006) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today reported a net loss for the third quarter ended September 30, 2006 of $26.4 million or $0.53 per share diluted, compared to net income of $31.9 million, or $0.63 per share diluted, for the third quarter of 2005. The net mortgage loan portfolio grew to $6.8 billion at September 30, 2006, an increase of 9% from September 30, 2005.

The factors contributing to the net loss in the third quarter of 2006 were increased short-term interest rates, continued price competition, an increase in delinquencies, as well as a decrease in the 2/3 year part of the forward LIBOR curve, which negatively impacted the Company's derivative valuations.

Financial and Operational Highlights:
•	Third quarter 2006 net cost to produce was 2.13%, compared to 2.94% for the third quarter of 2005 and 1.92% for the second quarter of 2006.
•	Third quarter 2006 cost to service was 17 basis points, compared to 17 basis points for both the third quarter of 2005 and the second quarter of 2006.
•
Third quarter 2006 operating expenses were $39.5 million, compared to $41.1 million for the third quarter of 2005 and $34.9 million for the second quarter of 2006. Third quarter 2006 operating expenses included $2.6 million of expenses in connection with the Company’s pending merger with a subsidiary of Morgan Stanley Mortgage Capital Inc. (“MSMC”).

•	During the third quarter of 2006, the Company purchased $2.7 billion of third party servicing, compared to $4.1 billion for the third quarter of 2005 and $2.1 billion for the second quarter of 2006.
•	Third quarter 2006 mortgage loan production was $846.3 million, a decrease of 0.2% from the third quarter of 2005 and a decrease of 8.0% from the second quarter of 2006.

Net Interest Income and Margin
The following table provides information regarding Saxon’s net interest income and margin.

	Three Months Ended
($ in thousands )	September 30, 2006	June 30, 2006	September 30, 2005
Interest income	126,903	$124,114	$116,101

Interest expense	(108,932)	(97,568)	(68,807)
Net interest income	17,971	26,546	47,294
Provision for mortgage loan losses	(15,065)	(13,410)	(19,092)
Net interest income loans after provision for mortgage loan losses	2,906	$13,136	$28,202
Net Interest Margin Analysis:
Average Balance Data
Average interest earning assets (1)	$6,639,306	6,537,554	6,132,934
Average interest earning liabilities (2)	$6,964,085	6,761,545	6,223,830

Interest margin on loans (3)	7.64%	7.59%	7.57%
Cost of financing for loans (4)	(6.26)%	(5.77)%	(4.42)%
Net interest margin (5)	1.08%	1.62%	3.08%
Provision for mortgage loan losses (6)	(0.91)%	(0.82)%	(1.25)%
Net interest margin after provision for loan losses (7)	0.18%	0.80%	1.84%
(1)	Average interest-earning assets are calculated using a daily average balance over the time period indicated.
(2)	Average interest-earning liabilities are calculated using a daily average balance over the time period indicated.
(3)	Interest margin on loans is interest income divided by average interest-earning assets.
(4)	Cost of financing for loans is interest expense divided by average interest-earning liabilities.
(5)
Net interest margin does not equal the arithmetic difference between interest margin on loans and cost of financing for loans due to the difference between the principal balance of mortgage loans and the principal balance of the debt financing those loans. Net interest margin is calculated as net interest income dividend by average interest-earning assets.

(6)	Provision for mortgage loan losses divided by average interest-earning assets.
(7)	Net interest margin after provision for loan losses is calculated as net interest income after provision for mortgage loan losses divided by average interest-earning assets.

REIT Taxable Income and Dividend-Related Matters

▪
The merger agreement with MSMC provides that the Company may pay up to 95% of estimated REIT taxable income for the period from July 1, 2006 through the earlier of the merger effective date or December 31, 2006.

▪
The Company estimates that it incurred a loss for REIT taxable income purposes for the period of July 1, 2006 through September 30, 2006 of $3.5 million, or $0.07 per share. Whether the Company pays any dividend for the period from July 1, 2006 through the earlier of the effective time or December 31, 2006, and the amount of any such dividend, will depend on whether its estimated REIT taxable income improves from a loss amount to an income amount. If the Company does not have positive estimated REIT taxable income for the period, the Company will not declare any dividend for the period. When the Company is able to make a determination as to the timing and amount, if any, of the dividend, the Company expects to announce such information.

Portfolio Results
The following table provides information regarding Saxon’s portfolio performance.

($ in thousands)	September 30, 2006	June 30, 2006	September 30, 2005
Outstanding principal balance at period end	$6,794,992	$6,699,633	$6,185,969
Portfolio weighted average credit score	615	615	617
Portfolio weighted average coupon	7.96%	7.8%	7.4%

($ in thousands)	September 30, 2006		June 30, 2006		September 30, 2005
	Principal balance	%	Principal balance	%	Principal balance	%
30-59 days past due	$416,159	6.12%	$370,309	5.53%	$357,960	5.79%
60-89 days past due	$136,128	2.00%	$92,635	1.38%	$85,159	1.38%
90 days or more past due	$93,124	1.37%	$72,494	1.08%	$40,316	0.65%
Bankruptcies (1)	$123,684	1.82%	$121,559	1.81%	$125,780	2.03%
Foreclosures	$141,962	2.09%	$127,185	1.90%	$128,253	2.07%
Real estate owned (2)	$59,508	0.88%	$53,234	0.79%	$46,310	0.75%
Seriously delinquent % (3)	$521,798	7.68%	$435,268	6.50%	$393,843	6.37%
Securitization net losses on liquidated loans - quarter ended	$13,891	0.82%	$11,578	0.69%	$9,496	0.61%
Charge-offs - quarter ended (4)	$15,425	0.91%	$11,529	0.69%	$8,618	0.56%
(1)
Bankruptcies include both non-performing and performing loans in which the related borrower is in bankruptcy. Amounts included for contractually current bankruptcies for the owned portfolio are: $22.6 million as of September 30, 2006, $23.8 million as of June 30, 2006 and $24.5 million as of September 30, 2005.

(2)
When a loan is deemed to be uncollectible and the property is foreclosed, it is transferred to REO at net realizable value and periodically evaluated for additional impairments. Net realizable value is defined as the property’s fair value less estimated costs to sell. Costs of holding this real estate and related gains and losses on disposition are credited or charged to operations as incurred; and therefore, are not included as part of our allowance for loan and interest losses.

(3)	Seriously delinquent is defined as loans that are 60 or more days delinquent, foreclosed, REO, or held by a borrower who has declared bankruptcy and is 60 or more days contractually delinquent.

(4)
Charge-offs represent the losses recognized in our financial statements in accordance with GAAP. Quarter ended percentages are annualized. See reconciliation of securitization net losses on liquidated loans to charge-offs in Schedule B.

Pending Acquisition by Morgan Stanley Mortgage Capital, Inc.
On August 9, 2006, the Company announced that it had entered into a definitive agreement with MSMC pursuant to which MSMC will acquire the Company for $14.10 per common share in cash, or approximately $706 million, through a merger between the Company and a wholly-owned subsidiary of MSMC.
▪
At a special meeting of the Company's shareholders held on October 31, 2006, the Company’s shareholders approved the merger of the Company with and into a wholly-owned subsidiary of MSMC. The merger was approved by approximately 72% of the Company’s outstanding shares of common stock.

▪	The Company expects the transaction to close in December 2006.

Quarterly Report on Form 10-Q for the Period Ended September 30, 2006
The Company will not hold an investor conference call to discuss its third quarter 2006 financial results due to the pending merger with MSMC. For additional details on the Company’s third quarter 2006 financial results, please see the Company’s Quarterly report on Form 10-Q, which will be filed with the SEC shortly.

Non-GAAP Financial Measures
This press release reports Saxon’s financial results under generally accepted accounting principles (“GAAP”). Also presented are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission that management believes provide useful information to investors regarding Saxon’s financial performance. The non-GAAP measures presented include total net cost to produce, cost to service, and securitization net losses on liquidated loans. Additional information about each of these non-GAAP financial measures, including a definition and the reason management believes its presentation provides useful information and a reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP measure, is provided in Schedule B of this press release. The presentation of these non-GAAP financial measures is not to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a REIT for federal tax purposes. The Company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s mortgage loan production subsidiary, Saxon Mortgage, Inc., originates and purchases mortgage loans through indirect and direct lending channels using a network of brokers, correspondents, and its retail lending centers. As of September 30, 2006, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.6 billion. For more information, visit www.saxonmortgage.com.

Information Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from what is expected. While we believe that our assumptions and expectations are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect actual results. In particular, we may not be able to complete the proposed transaction with Morgan Stanley Mortgage Capital Inc. on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results generally are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2005, a copy of which may be obtained from us without charge. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this press release. Unless legally required, we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or otherwise.

Saxon Capital, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30, 2006	December 31, 2005
Assets:
Cash	$13,027	$6,053
Trustee receivable	139,528	135,957
Restricted cash	6,092	147,473
Accrued interest receivable, net of allowance for past due interest of $15,942 and $16,086 respectively	47,025	38,182

Mortgage loan portfolio	6,830,880	6,444,872
Allowance for loan losses	(37,853)	(36,639)
Net mortgage loan portfolio	6,793,027	6,408,233

Servicing related advances	234,895	185,297
Mortgage servicing rights, net	149,158	129,742
Real estate owned	43,108	38,933
Derivative assets	17,084	19,954
Deferred tax asset	68,640	53,724
Other assets	73,113	68,530
Total assets	$7,584,697	$7,232,078
Liabilities and shareholders’ equity:
Liabilities:
Accrued interest payable	$16,939	$8,357
Dividends payable	-	32,539
Warehouse financing	1,090,613	378,144
Securitization financing	5,716,375	6,182,389
Derivative liabilities	15,793	8,589
Senior notes	150,000	-
Other liabilities	40,572	28,925
Total liabilities	7,030,292	6,638,943
Commitments and contingencies	-	-
Shareholders’ equity:
Common stock, $0.01 par value per share, 100,000,000 shares authorized; shares issued and outstanding: 50,096,970 and 50,001,909 as of September 30, 2006 and December 31, 2005, respectively	501	500
Additional paid-in capital	637,401	634,023
Accumulated other comprehensive loss, net of income tax of $(11) and $(16), respectively	(253)	(355)

Accumulated deficit	(83,244)	(41,033)

Total shareholders’ equity	554,405	593,135
Total liabilities and shareholders’ equity	$7,584,697	$7,232,078

Saxon Capital, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30, 2006	June 30, 2006	September 30, 2005
Revenues:
Interest income	$126,903	$124,114	$116,101
Interest expense	(108,932)	(97,568)	(68,807)
Net interest income	17,971	26,546	47,294
Provision for mortgage loan losses	(15,065)	(13,410)	(19,092)
Net interest income after provision for mortgage loan losses	2,906	13,136	28,202
Servicing income, net of amortization and impairment	17,891	20,430	19,063
Derivative losses (gains)	(19,913)	14,732	19,890
(Loss) gain on sale of mortgage assets	(832)	(346)	44
Total net revenues and gains	52	47,952	67,199
Expenses:
Payroll and related expenses	18,281	17,578	21,324
General and administrative expenses	16,613	14,566	16,918
Depreciation	1,724	1,761	1,558
Other expense, net	2,927	1,016	1,286
Total operating expenses	39,545	34,921	41,086
(Loss) income before taxes	(39,493)	13,031	26,113
Income tax (benefit )expense	(13,086)	4,385	(5,796)
Net (loss) income	$(26,407)	$8,646	$31,909
(Loss) earnings per common share:
Average common shares - basic	50,080	50,055	49,942
Average common shares - diluted	50,080	51,045	50,945
Basic (loss) earnings per common share	$(0.53)	$0.17	$0.64
Diluted (loss) earnings per common share	$(0.53)	$0.17	$0.63

Saxon Capital, Inc.
Schedule A - Supplemental Data
(unaudited)

($ in thousands)	Third Quarter 2006	Second Quarter 2006	Third Quarter 2005
Production Statistics
Wholesale	$394,410	$436,932	$404,582
Retail	159,632	171,777	170,249
Correspondent flow	155,714	191,936	228,717
Correspondent bulk	-	-	44,219
Conduit	136,572	119,397	-
Total	$846,328	$920,042	$847,767

NOTE: The following production data excludes loans produced through the conduit bulk process.
Number of loans produced	3,858	4,501	4,880
Average loan-to-value	78.8%	78.8%	79.2%
Credit Score	607	608	613
Fixed weighted average coupon	8.5%	8.3%	7.5%
ARM weighted average coupon	8.7%	8.5%	7.3%
Total weighted average coupon	8.6%	8.4%	7.3%
Summary of Product Type
ARM - Interest Only	14.96%	19.33%	35.54%
ARM - 2/3/5 yr hybrid	23.47%	28.01%	36.19%
ARM - Floating	-	-	0.05%
ARM - 40/30 & 50/30	28.74%	22.30%	3.48%
Fixed - Interest Only	0.83%	0.79%	1.19%
Fixed - 15/30 year	20.79%	22.05%	18.65%
Fixed - 40/30 & 50/30	7.08%	4.38%	1.42%
Fixed - Balloons / Other	4.13%	3.14%	3.48%
Summary by Documentation
Full documentation	62.73%	65.58%	74.47%
Stated documentation	30.46%	27.37%	23.45%
Limited documentation	2.48%	2.08%	2.08%
12 month bank statement	4.34%	4.97%	-
Summary by Purpose
Cash out refinance	78.00%	79.40%	80.00%
Purchase	18.08%	16.41%	16.35%
Rate or term refinance	3.92%	4.19%	3.65%
Key Ratios
Average assets (1)	$7,540,672	$7,373,693	$6,972,884
Average equity (1)	$567,043	$587,475	$627,321
Return on average assets (2)	N/A	0.5%	1.8%
Return on average equity (2)	N/A	5.9%	20.3%
Average equity/average assets	7.5%	8.0%	9.0%
Debt to equity	12.7	11.9	10.1
Book value per share	$11.07	$11.58	$12.64
Operating expenses/servicing portfolio (2)	0.6%	0.5%	0.6%
Operating expenses/average assets (1)	2.1%	1.9%	2.4%

(1)
Average assets are calculated by adding current quarter and prior quarter total assets and dividing by 2. Average equity is calculated by adding current quarter and prior quarter total equity and dividing by 2.

 (2)  Ratios are annualized.

Saxon Capital, Inc.
Schedule B - Non-GAAP Financial Measures and Regulation G Reconciliations

Securitization net losses on liquidated loans, total net cost to produce, and cost to service are non-GAAP financial measures of Saxon’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Securitization net losses on liquidated loans are losses recorded by the securitization trust at the time a REO loan is sold. GAAP requires losses to be recognized immediately upon a loan being transferred to REO.

Total net cost to produce is total production expenses, which include payroll and related expense and general and administrative expense attributable to our production segment, plus deferred capitalized costs and premiums paid, net of fees collected, divided by loan production. Capitalized expenses are origination expenses that are capitalized pursuant to FASB 91. Fees collected and premium are capitalized and recorded on balance sheet as components of net mortgage loan portfolio.

Cost to service is total servicing related expenses, which include payroll and related expenses and general and administrative expenses, divided by the daily weighted average of the total servicing portfolio.

Regulation G Reconciliation - Securitization Net Losses on Liquidated Loans
Management believes that it is meaningful to show securitization net losses on liquidated loans and charge-offs as measures of losses since it is a widely accepted industry practice to evaluate securitization net losses on liquidated loans and the information is provided on a monthly basis to the investors in each securitization. GAAP requires losses to be recognized immediately upon a loan being transferred to REO, whereas securitization net losses on liquidated loans do not recognize a loss on REO until the loan is sold. This causes a timing difference between charge-offs and securitization net losses on liquidated loans. In addition, securitization net losses on liquidated loans exclude losses resulting from delinquent loan sales.

	Three Months Ended
($ in thousands)	September 30, 2006	June 30, 2006	September 30, 2005
Securitization net losses on liquidated loans	$13,891	$11,578	$9,496
Loan transfers to real estate owned	12,695	9,696	7,530
Realized losses on real estate owned	(11,649)	(8,932)	(7,789)
Timing differences between liquidation and claims processing	-	(262)	(258)
Interest not advanced on warehouse loans	(48)	(68)	(157)
Other	536	(483)	(204)
Charge-offs (1)	$15,425	$11,529	$8,618
(1)	Charge-offs represent the losses recognized in the financial statements in accordance with GAAP.

Regulation G Reconciliation - Total Net Cost to Produce
Management believes net cost to produce is beneficial to investors because it provides a measurement of efficiency in the origination process.
($ in thousands)	Three Months Ended
Total Operating Expenses	September 30, 2006	June 30, 2006	September 30, 2005
Wholesale G&A	$7,354	$7,734	$8,592
Retail G&A	8,109	8,201	10,123
Correspondent G&A	1,692	1,777	2,148
Conduit G&A	556	216	-
Total Production Expenses	$17,711	$17,928	$20,863
Servicing G&A	11,253	11,102	11,122
Administrative G&A	9,985	10,521	14,036
Other (income)/expenses	2,927	1,016	1,286
MS Merger Expenses	2,602	-	-
Gross Operating Expenses	$44,478	$40,567	$47,307
Capitalized expenses	(4,933)	(5,646)	(6,221)
Total Operating Expenses	$39,545	$34,921	$41,086
Fees Collected
Wholesale fees collected	$1,307	$1,471	$1,230
Retail fees collected	5,024	5,268	4,779
Correspondent fees collected	291	381	235
Total fees collected	$6,622	$7,120	$6,244
Premium Paid
Wholesale premium	$1,268	$1,859	$3,161
Correspondent premium	2,594	3,431	7,137
Conduit premium	3,118	1,546	-
Total premium	$6,980	$6,836	$10,298
Net Cost to Produce - dollars
Wholesale	$7,315	$8,122	$10,523
Retail	3,085	2,933	5,344
Correspondent	3,995	4,827	9,050
Conduit	3,674	1,762	-
Total	$18,069	$17,644	$24,917
Volume
Wholesale	$394,410	$436,932	$404,582
Retail	159,632	171,777	170,249
Correspondent flow	155,714	191,936	228,717
Correspondent bulk	-	-	44,219
Conduit	136,572	119,397	-
Total	$846,328	$920,042	$847,767
Net Cost to Produce -basis pts
Wholesale	1.85%	1.86%	2.60%
Retail	1.93%	1.71%	3.14%
Correspondent	2.57%	2.51%	3.32%
Conduit	2.69%	1.48%	-
Total Production Net Cost to Produce	2.13%	1.92%	2.94%

Regulation G Reconciliation - Cost to Service
Management believes that cost to service is beneficial to investors because it provides a measurement of efficiency in the servicing channel.
	Three Months Ended
($ in thousands)	September 30, 2006	June 30, 2006	September 30, 2005
Servicing G&A (1)	11,253	$11,102	$11,122

Average total portfolio balance (2)	25,817,786	25,930,642	26,264,268

Cost to service (annualized)	0.17%	0.17%	0.17%
(1)
Servicing G&A is a component of total operating expenses on the consolidated statement of operations and is reconciled to total operating expenses in the Total Net Cost to Produce reconciliation table above.

 (2)  Average total portfolio balance is a daily weighted average of the total servicing portfolio.